Exhibit 5.11

KUTAK ROCK LLP
ATLANTA
SUITE 3000	CHICAGO
1801 CALIFORNIA STREET	FAYETTEVILLE
IRVINE
DENVER, COLORADO 80202-2626	KANSAS CITY
LITTLE ROCK
303-297-2400	LOS ANGELES
FACSIMILE 303-292-7799	MINNEAPOLIS
OKLAHOMA CITY
www.kutakrock.com	OMAHA
PHILADELPHIA
RICHMOND
SCOTTSDALE
WASHINGTON
WICHITA

February 11, 2014

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Ladies and Gentlemen:

We have acted as special Washington counsel to First Data Solutions Inc., a Washington corporation (the “Guarantor”), in connection with the proposed issuance by First Data Corporation, a Delaware corporation (the “Issuer”), of up to $785,000,000 aggregate principal amount of its 11.25% Senior Notes due 2021 (the “11.25% Senior Exchange Notes”), $815,000,000 aggregate principal amount of its 10.625% Senior Notes due 2021 (the “10.625% Senior Exchange Notes” and,  together with the 11.25% Exchange Notes, the “Senior Exchange Notes”) and $2,475,000,000 aggregate principal amount of its 11.75% Senior Subordinated Notes due 2021 (the “Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes”) and the issuance by the Guarantor of its guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 11.25% Senior Notes due 2021, its outstanding 10.625% Senior Notes due 2021 and its outstanding 11.75% Senior Subordinated Notes due 2021, respectively, and the related guarantees, which have not been so registered (the “Exchange Offer”).

The Exchange Notes and the Exchange Guarantees will be issued under indentures dated as of (i) February 13, 2013 with respect to the 11.25% Senior Exchange Notes, (ii) April 10, 2013 with respect to the 10.625% Senior Exchange Notes and (iii) May 30, 2013 with respect to the Senior Subordinated Exchange Notes (as supplemented by a First Supplemental Indenture dated as of November 19, 2013 and a Second Supplemental Indenture dated as of January 6, 2014) (collectively, the “Indentures”), among the Issuer, the Guarantor, the other guarantors party to the Indentures and Wells Fargo Bank, National Association, as trustee. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering our opinion expressed below, we have examined and relied solely upon originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of the following documents (collectively, the “Transaction

Documents”): (i) executed copies of the Indentures and (ii) Schedule IV to the Officers’ Certificate of the Guarantor executed by Stanley J. Andersen as Vice President and Assistant Secretary of the Guarantor, dated December 23, 2013.

In reaching the opinion set forth below, we have assumed, without any investigation, inquiry or review (i) the genuineness of all signatures, (ii) the authenticity and completeness of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (v) the completeness and accuracy of all corporate records provided to us, (vi) the Transaction Documents accurately describe and contain the mutual understanding of the parties, and that there are no written or oral agreements that modify, amend, vary, or revoke, or purport to modify, amend, vary or revoke, all or any portion of the Transaction Documents, and that there has been no waiver of any provision of the Transaction Documents, (vii) the Indentures were duly delivered for value and for the consideration provided for therein or contemplated thereby, and (viii) no fraud, duress, or mutual mistake of fact exists with relation to the execution, acknowledgement, delivery, recordation or filing of the Transaction Documents.  We have also relied, as to all questions of fact material to this opinion, upon the Transaction Documents. We have not conducted any independent investigation of, or attempted to verify independently, factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Indentures or otherwise.

“Washington Law” means the laws of the State of Washington that a Washington lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Guarantor, the Indentures or the Exchange Guarantees; provided that “Washington Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision.   We have not examined, and we do not opine, as to the law of any other jurisdiction, whether applicable directly or through Washington Law.

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or any laws, rules, regulations, or administrative decisions of any political subdivision of any state including any county, city, municipality, town or special subdivision, or any applicable telecommunications or other trade-specific regulatory laws. Furthermore, we express no opinion with respect to: compliance with the Securities Act, antifraud laws, or any other law, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Issuer’s or Guarantors’ boards of directors or other governing bodies; compliance with safe harbors for disinterested board of director or other governing body approvals; compliance with state securities or blue sky laws; and compliance with the Investment Company Act of 1940 or the Trust Indenture Act of 1939.  Our opinions herein are limited to the matters set forth herein in effect on the date hereof. Our opinion herein is limited to the effect on the subject transactions of Washington Law as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability to such transaction, or the effect thereon, of the laws of any other jurisdiction.

In rendering our opinion, we express no opinion herein as to the applicability or effect of any fraudulent transfer or similar law on the Indentures and the Exchange Guarantees or the transactions contemplated thereby.

Based solely on the Transaction Documents and the additional qualifications set forth herein, we are of the opinion that the execution, delivery, and performance of the Indentures, including the Exchange Guarantees contained therein, by the Guarantor have been duly authorized by all requisite corporate action on the part of the Guarantor.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by the Issuer and the Guarantors with the Commission relating to the Exchange Offer in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion letter as if it were an addressee hereof for the purpose of providing the opinion letter to be delivered by such firm in connection with the Registration Statement.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including without limitation any opinions as to the enforceability of the Indentures or the Exchange Guarantees contained therein.  We expressly assume that the Indentures, including the Exchange Guarantees contained therein, contain typical and customary terms and provisions and that the Indentures, including the Exchange Guarantees contained therein, are enforceable in accordance with their terms.  This opinion letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

/s/ Kutak Rock LLP

Kutak Rock LLP